Exhibit 99.2

Creatd Delivers Regulation SHO Notification to its Information Agent, D.F. King

July 25, 2022

NEW YORK, July 25, 2022 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), today announced that it has delivered a Regulation SHO notification to its information agent, D.F. King & Co., Inc.

Commented Creatd’s founder and executive chairman, Jeremy Frommer, “In order to ensure a fair and orderly process, we have notified D.F. King that we expect them to notify the clearing firms and DTC whose clients are long CRTD and CRTDW of the Record Date for the rights offering. We have also asked them to notify all of the clearing firms and DTC whose clients may be short CRTD and CRTDW of this information, and advised them of their clients’ ongoing obligation to comply with Regulation SHO. This regulation established the “locate” and “close-out” requirements aimed at curtailing naked short selling and other practices. Naked shorting takes place when investors sell short shares that they do not possess and have not confirmed their ability to possess. Having been in the financial services industry for over two decades, I am well aware of how to vigorously pursue those individuals who violate these obligations so as to ensure, by all means at our disposal, that our shareholders are protected from any possible nefarious behavior.”

For further information about the Company’s $40MM Rights Offering, please refer to: https://creatd.com/presentation.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a company with a mission to provide economic opportunities to creators and brands by multiplying the impact of platforms, people, and technology. The Company has four main business segments, or ‘pillars’: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios. Each pillar is characterized by a distinct revenue model, while operating on a shared-services structure and proprietary data collected from our multiple technology platforms. Creatd’s pillars work together to create a flywheel effect, supporting our core vision of creating a viable and safe ecosystem for all stakeholders in the creator economy.

Creatd: https://creatd.com;

Creatd IR: https://investors.creatd.com;

Vocal Platform: https://vocal.media;

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

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